UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-A/A

Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Kona Grill, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	20-0216690
(State of Incorporation or organization)	(I.R.S. Employer Identification no.)

15059 N. Scottsdale Road, Suite M-300 Scottsdale, AZ	85254
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered

Rights to Purchase Series B Junior	NASDAQ Global Market
Participating Preferred Stock

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☑

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates:  Not applicable

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of class)

Item 1. Description of Registrant’s Securities to be Registered.

Reference is hereby made to the Registration Statement on Form 8-A filed by Kona Grill, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”) on September 16, 2016 (the “Registration Statement”), relating to the Rights Agreement, dated as of September 6, 2016 (the “Rights Agreement”), between the Company and Continental Stock Transfer & Trust Company, as rights agent (the “Rights Agent”), The Registration Statement is hereby incorporated herein by reference.

On May 2, 2018, the Company entered into Amendment No. 1 to Rights Agreement with the Rights Agent (the “Amendment”) to exempt certain identified persons from the definition of “Acquiring Person.” More specifically, the Amendment provides that each of the Investor (as defined in the Amendment) and Berke Bakay, the Company’s Chief Executive Officer, can acquire up to 19.999% of the Company’s outstanding voting securities before such person would be considered an “Acquiring Person” for purposes of the Company’s Rights Agreement.

The foregoing description of the Rights Agreement and the Amendment are descriptions only and are qualified in their entirety by reference to (i) the complete text of the Amendment, a copy of which is filed as Exhibit 4.1 to the Company’s Form 8-K filed with the SEC on May 7, 2018 , which is incorporated herein by reference; and (ii) the Rights Agreement and the summary of its material terms which were filed with the SEC on Form 8-K on September 7, 2016, which are incorporated herein by reference.

Exhibit 2. Exhibits.

4.1

Amendment No. 1 to Rights Agreement dated May 2, 2018 by and between Kona Grill, Inc. and Continental Transfer & Trust Company (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K dated  May 7, 2018)

4.2

Rights Agreement dated September 6, 2016 by and between Kona Grill, Inc. and Continental Transfer & Trust Company (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K dated September 7, 2016)

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement on Form 8-A to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: May 8, 2018	KONA GRILL, INC.: (Registrant)

	By:	/s/ Christi Hing
Christi Hing
Chief Financial Officer